Exhibit 4.1

THE TIMKEN COMPANY

4.125% SENIOR NOTES DUE 2034

SECOND SUPPLEMENTAL INDENTURE

Dated as of May 23, 2024

To

INDENTURE

Dated as of March 28, 2022

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

EXHIBITS

Exhibit A – Form of Note

This SECOND SUPPLEMENTAL INDENTURE is dated as of May 23, 2024, by and between The Timken Company, an Ohio corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

The Company has heretofore executed and delivered to the Trustee the Indenture, dated as of March 28, 2022 (the “Base Indenture” and, together with this Second Supplemental Indenture, the “Indenture”), by and between the Company and the Trustee, providing for the issuance from time to time of one or more Series of the Company’s notes or other debt instruments.

The Company desires and has requested the Trustee, pursuant to Section 9.01 of the Base Indenture, to join with it in the execution and delivery of this Second Supplemental Indenture in order to supplement the Base Indenture and to provide for the issuance of and to establish the form and terms and conditions of the Notes (as defined below).

Section 9.01 of the Base Indenture provides that the Company and the Trustee, without the consent of any Holders of the Company’s notes or other debt instruments issued under the Indenture, may amend or supplement the Base Indenture to provide for the issuance of and to establish the form and terms and conditions of the Company’s notes or other debt instruments of any Series as permitted by Sections 2.01 and 2.02 thereof.

The execution and delivery of this Second Supplemental Indenture has been duly authorized by a resolution of the Board of Directors of the Company or a duly authorized committee thereof.

All conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto, and the execution and delivery hereof have been in all respects duly authorized by the parties hereto.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 4.125% Senior Notes due 2034 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01. Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

The Trustee accepts the amendment of the Base Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby supplemented and amended, but only upon the terms and conditions set forth in this Second Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture, and without limiting the generality of the foregoing, the Trustee will not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company, (c) the due execution hereof by the Company or (d) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 1.02. Definitions.

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.02:

“Additional Notes” means any Notes (other than the Initial Notes) issued under this Second Supplemental Indenture in accordance with Section 2.03 hereof, as part of the same Series as the Initial Notes.

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (after giving effect to any extensions at the option of the lessee), discounted from the respective due dates thereof to such date at the average rate per annum borne by the Notes for the preceding 365 days. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Base Indenture” has the meaning set forth in the preamble to this Second Supplemental Indenture.

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by at least two of the three Rating Agencies and the Notes are rated below an Investment Grade rating by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade); provided, that a rating event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or The City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and those of its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction, which transaction shall not constitute a Change of Control.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction. The Trustee shall have no duty or responsibility to monitor or determine whether a Change of Control Triggering Event occurs.

“Change of Control Offer” has the meaning assigned to such term in Section 4.05(a) hereof.

“Change of Control Payment Date” has the meaning assigned to such term in Section 4.05(a) hereof.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event; provided, however, that no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Government Bond Price” means, with respect to any Redemption Date, (1) the arithmetic average of the Reference Government Bond Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (2) if we obtain fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Comparable Government Bond Rate” means, with respect to any Redemption Date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the Redemption Date, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond, assuming a price for the

Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such redemption date.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any liabilities constituting Funded Debt by reason of being renewable or extendible) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

“Clearstream” means Clearstream Banking S.A.

“Debt” has the meaning assigned to such term in Section 4.03(a) hereof.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.01 hereof, substantially in the form of Exhibit A hereto, except that such Note will not bear the Global Note Legend.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, a common depositary of Clearstream and Euroclear, which initially shall be Elavon Financial Services DAC, their nominees and all respective successors thereto appointed as common depositary hereunder and having become such pursuant to the applicable provision of this Second Supplemental Indenture.

“Domestic Subsidiary” means a Subsidiary of the Company, except a Subsidiary (1) that neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States of America, or (2) that is engaged primarily in financing the operation of the Company or its Subsidiaries, or both, outside the United States of America.

“Event of Default” has the meaning assigned to such term in Section 5.01 hereof.

“Exempted Debt” means the sum of the following items outstanding as of the date Exempted Debt is being determined: (1) Debt of the Company and its Subsidiaries incurred after the date of the Indenture and secured by Mortgages created or assumed pursuant to Section 4.03(b) hereof and (2) Attributable Debt of the Company and its Subsidiaries in respect of every Sale and Leaseback Transaction entered into after the date of the Indenture and pursuant to Section 4.04(b) hereof.

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear System.

“Fitch” means Fitch Ratings, Inc., doing business as Fitch Ratings, or any successor thereto.

“Funded Debt” means all Debt for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months from the date as of which the amount thereof is to be determined but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the date hereof.

“Global Note Legend” means the legend set forth in Section 2.02(b) hereof, which is required to be placed on all Global Notes issued under this Second Supplemental Indenture.

“Indenture” has the meaning set forth in the preamble to this Second Supplemental Indenture.

“Independent Investment Banker” means one of the Reference Government Bond Dealers selected by the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means each of the first €600,000,000 aggregate principal amount of Notes issued under this Second Supplemental Indenture on the date hereof.

“Interest Payment Date” means the date or dates in each year on which any interest on the Notes is due and payable, as specified in the Form of Note contained in Exhibit A.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by Fitch or S&P (or their respective equivalents under any successor rating categories of either Fitch or S&P) and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company under the circumstances permitting the Company to select a replacement Rating Agency and in the manner for selecting a replacement Rating Agency, in each case as set forth in the definition of “Rating Agency.”

“Issue Date” means the first date of issuance of Notes under this Second Supplemental Indenture.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and any successors thereto.

“Mortgage” has the meaning assigned to such term in Section 4.03.

“Notes” has the meaning assigned to it in the preamble to this Second Supplemental Indenture. The Initial Notes and the Additional Notes will be treated as a single class for all purposes under this Second Supplemental Indenture, and unless the context otherwise requires, all references to the Notes will include the Initial Notes and any Additional Notes.

“Par Call Date” means February 23, 2034.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Principal Manufacturing Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing or warehousing and located in the United States of America, owned or leased by the Company or any Subsidiary, other than any such building, structure or other facility or portion thereof or any such land or fixture (1) that is financed by obligations issued by a state, or a possession of the United States of America, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of Section 103(a)(1) of the Internal Revenue Code of 1986, as amended (or any successor of such provision), as in effect at the time of the issuance of such obligations, or (2) that, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries as a whole.

“Rating Agency” means: (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, any “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be, with respect to making a rating of the Notes.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to the Indenture and the Notes.

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business on the Business Day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant Interest Payment Date.

“Reference Government Bond Dealer” means each of (i) Goldman Sachs & Co. LLC and J.P. Morgan Securities plc, or any of their affiliates that are primary European government securities dealers, and their respective successors, provided that if any of the foregoing or any of their affiliates shall cease to be a primary European government securities dealer (“Primary Dealer”), we shall substitute therefor another Primary Dealer and (ii) two other Primary Dealers selected by us.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Government Bond Dealer at 11:00 a.m., Brussels time, on the third Business Day preceding such Redemption Date.

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 4.04(a) hereof.

“Second Supplemental Indenture” means this Second Supplemental Indenture, dated as of the date hereof, by and between the Company and the Trustee, governing the Notes, as amended in accordance with the Base Indenture and the terms hereof.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is, at the time, entitled to vote generally in the election of the Board of Directors of such Person.

ARTICLE 2

THE NOTES

Section 2.01. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes will be issued only in fully registered form, and the authorized minimum denomination of the Notes shall be €100,000 and integral multiples of €1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Base Indenture, the provisions of the Note will govern and be controlling, and to the extent any provision of the Note conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

Interest payable on the Notes on any Interest Payment Date, Redemption Date or the maturity date shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date, in respect of which interest has been paid or duly provided for (or from and including the original issue date of the Notes, if no interest has been paid or duly provided for) to, but excluding, such Interest Payment Date, Redemption Date or the maturity date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any Interest Payment Date falls on a day that is not a Business Day, the interest payment will be made on the next succeeding day that is a Business Day, but no additional interest will accrue as a result of the delay in payment. If the maturity date or any Redemption Date of the Notes falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day. Payment of principal of, premium, if any, and interest on the Notes shall be made in euros. If, on or after the date of issue of the Notes, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal or such other source as determined by the Company, on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture. The Trustee or Paying Agent shall have no responsibility for any calculation or conversion in connection with the foregoing.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon). Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon). Each Global Note will represent such of the outstanding Notes as will be specified therein and will provide that it will represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Paying Agent, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.02 hereof.

Section 2.02. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that (i) it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary or (ii) the Depositary is no longer a clearing agency registered under the Exchange Act;

(2) the Company, in its sole discretion, determines that the Global Notes (in whole, but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) an Event of Default shall have occurred and be continuing.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes will be issued in such names and in any approved denominations as the Depositary will instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.02 or Section 2.08 or 2.11 of the Base Indenture, will be authenticated and delivered in the form of, and will be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.02(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.02(c) hereof.

(b) Legends. The following legends will appear on the face of all Global Notes issued under this Second Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Second Supplemental Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SECOND SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH

NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.02 OF THE SECOND SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.02(a) OF THE SECOND SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (WHICH SHALL INITIALLY BE ELAVON FINANCIAL SERVICES DAC) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE DEPOSITARY, ITS NOMINEE OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO THE DEPOSITARY OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE DEPOSITARY OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, HAS AN INTEREST HEREIN.”

(c) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian, at the direction of the Trustee, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian, at the direction of the Trustee, to reflect such increase. In connection with effecting any such increase or decrease, the Trustee shall receive an Opinion of Counsel and instruction letter.

(d) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and, upon receipt of a Company Order, the Trustee will authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.02 hereof and Sections 2.11, 3.06 and 9.05 of the Base Indenture).

(3) The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Second Supplemental Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) The Company will not be required:

(i) to issue, to register the transfer of or to exchange any Notes during a period of 15 days before the day of any selection of Notes for redemption under Section 3.02 of the Base Indenture and ending at the close of business on the day of selection;

(ii) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(iii) to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company will be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.03 of the Base Indenture.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.02 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Second Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Second Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.03. Issuance of Additional Notes.

The Company will be entitled, upon delivery of a Company Order, an Officer’s Certificate pursuant to Section 11.04 of the Base Indenture and an Opinion of Counsel pursuant to Sections 2.03 and 11.04 of the Base Indenture, to issue Additional Notes under this Second Supplemental Indenture, which will have identical terms as the Initial Notes, other than with respect to the date of issuance, and in some cases, issue price and the first interest payment date. The Initial Notes and any Additional Notes issued will be treated as a single class for all purposes under this Second Supplemental Indenture.

With respect to any Additional Notes, the Company will set forth in a Company Order, a copy of which will be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Second Supplemental Indenture; and

(b) the issue price, the issue date and the CUSIP, ISIN or Common Code number of such Additional Notes. If such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have separate CUSIP, ISIN or Common Code numbers than the Initial Notes.

ARTICLE 3

REDEMPTION AND PAYMENT

Section 3.01. Notice of Redemption; Selection of Notes.

The Company will send notice of any redemption at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed setting forth the information to be stated in such notice as provided in Section 3.03 of the Base Indenture (with written notice to the Trustee no less than 15 days (or such shorter period as agreed by the Trustee) prior to the sending of such redemption notice). If less than all of the Notes are to be redeemed, the Trustee will select the particular Notes to be redeemed by such method that the Trustee deems fair and appropriate; provided that if the Notes are represented by one or more global securities, beneficial interests therein will be selected for redemption by Clearstream and Euroclear in accordance with their respective applicable procedures therefor; and provided, further, that no Notes of a principal amount of €100,000 or less will be redeemed in part. Any notice may, in the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing or other corporate transaction, provided that if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be postponed until up to 60 days following the notice of redemption, and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied by the date of redemption (including as it may be postponed).

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of €100,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by Elavon Financial Services DAC as the Depositary (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.

Section 3.02. Notes Redeemed in Part.

No Notes in denominations of €100,000 or less can be redeemed in part.

Section 3.03. Optional Redemption.

Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) 100% of the principal amount of the Notes to be redeemed, and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate plus 30 basis points plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding the Redemption Date.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Neither the Trustee nor any Paying Agent shall have any obligation to calculate any redemption price or any component thereof in respect of the Notes and the Trustee and each Paying Agent shall be entitled to receive and conclusively rely upon an Officer’s Certificate delivered by the Company that specifies any redemption price.

Section 3.04. Mandatory Redemption.

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.05. Optional Redemption for Tax Reasons.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States) or the official position regarding the application or interpretation thereof that is announced or becomes effective on or after the date hereof, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described herein in Section 3.06 with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the notes on not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date.

Section 3.06. Payment of Additional Amounts.

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company or a Paying Agent of the principal, premium and interest with respect to the Notes to a Holder that is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

(1) to any tax, assessment or other governmental charge that would not have been imposed but for the Holder (or the beneficial owner for whose benefit such Holder holds such note), a fiduciary, settlor, beneficiary, member or shareholder of the Holder, or a person holding a power over an estate or trust administered by a fiduciary Holder, being treated as:

(a) being or having been present in, or engaged in a trade or business in, the United States, being treated as having been present in, or engaged in a trade or business in, the United States, or having or having had a permanent establishment or fixed base in the United States;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment in respect of the Notes or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder,” as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of the Company; or

(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

(2) to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(5) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(6) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of the Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(7) to any tax, assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Foreign Account Tax Compliance Act, or “FATCA,” or any amended or successor version thereof, any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(8) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(9) to any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;

(10) to any tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions); or

(11) in the case of any combination of clauses (1) through (10) of this sentence.

Except as specifically provided in this Section 3.06, the Company will not be required to pay additional amounts in respect of any tax, assessment or other governmental charge.

As used in this Section 3.06, the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

ARTICLE 4

PARTICULAR COVENANTS

Section 4.01. Appointment to Fill a Vacancy in Office of Trustee.

The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, shall appoint, in the manner provided in Section 7.08 of the Base Indenture, a Trustee, so that there shall at all times be a Trustee with respect to the Notes hereunder.

Section 4.02. Paying Agents.

Whenever the Company shall appoint a Paying Agent other than the Trustee with respect to the Notes, it shall cause such Paying Agent to execute and deliver to the Trustee an instrument in which such Agent shall agree with the Trustee, subject to the provisions of this Section 4.02, that:

(a) it shall hold all sums received by it as such Agent for the payment of the principal of or interest on the Notes in trust for the benefit of the Holders of the Notes or of the Trustee;

(b) it shall give the Trustee notice of any failure by the Company to make any payment of the principal of or interest on the Notes when the same shall be due and payable; and

(c) at any time during the continuance of any such failure, upon the written request of the Trustee, it shall forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Company shall, prior to each due date of the principal of or interest on the Notes, deposit or cause to deposit with the Paying Agent a sum sufficient to pay such principal or interest so becoming due, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of any failure to take such action.

If the Company shall act as its own Paying Agent with respect to the Notes, it shall, on or before each due date of the principal of or interest on the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal or interest so becoming due; provided, however, that there will at all times be a paying agent in London, United Kingdom. The Company shall promptly notify the Trustee of any failure to take such action.

Anything in this Section 4.02 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining satisfaction and discharge of the Notes, or for any other reason, pay, or cause to be paid, to the Trustee all sums held in trust by the Company or any Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent.

Anything in this Section 4.02 to the contrary notwithstanding, the agreement to hold sums in trust as provided in this Section 4.02 is subject to the provisions of Section 6.01 hereof.

Section 4.03. Limitation on Liens.

(a) The Company shall not itself, and shall not permit any Domestic Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed evidenced by notes, bonds, debentures or other similar evidences of indebtedness (“Debt”), secured by a mortgage or other encumbrance (a “Mortgage”) on any Principal Manufacturing Property of the Company or any Domestic Subsidiary, or any shares of stock or Debt of any Domestic Subsidiary which owns a Principal Manufacturing Property, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured; provided, however, that this Section 4.03(a) shall not apply to, and there shall be excluded from secured Debt in any computation under this Section 4.03(a), Debt secured by:

(1) Mortgages of the Company or its Domestic Subsidiaries existing at the time of the Indenture;

(2) Mortgages on property of, or on any shares of stock of, any corporation existing at the time such corporation becomes a Domestic Subsidiary;

(3) Mortgages on property or shares of stock of a Domestic Subsidiary existing at the time of acquisition thereof (including acquisitions through merger or consolidation), to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or the completion of any such construction and commencement of full operation of such property for the purpose of financing all or any part of the purchase price or construction cost thereof;

(4) Mortgages in favor of the Company or any Domestic Subsidiary;

(5) Mortgages in favor of the United States of America, any state of the United States of America, or any subdivision, agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provision of any statute; or

(6) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (1) to (5), inclusive; provided that (i) such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property or shares of stock that secured the Mortgage extended, renewed or replaced (plus improvements on such property) and (ii) the Debt secured by such Mortgage at such time is not increased.

(b) Notwithstanding the limitations on liens described in Section 4.03(a), the Company or any Domestic Subsidiary may incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Manufacturing Property of the Company or its Domestic Subsidiaries or any shares of stock or Debt of any Domestic Subsidiary which owns a Principal Manufacturing Property, in addition to that permitted above and without any obligation to secure the Notes; provided that at the time of such incurrence, issuance, assumption or guarantee of such Debt, and after giving effect thereto, Exempted Debt does not exceed 20% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries, taken as a whole.

Section 4.04. Limitation on Sale and Leaseback Transactions.

(a) The Company shall not itself, and it shall not permit any Domestic Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Domestic Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or such Subsidiary for a period, including renewals, in excess of three years of any Principal Manufacturing Property of the Company or any Domestic Subsidiary which has been or is to be sold or transferred, more than 180 days after the later of (1) the acquisition thereof, (2) the completion of construction thereof or (3) the commencement of full operation thereof, by the Company or any such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Manufacturing Property (herein referred to as a “Sale and Leaseback Transaction”) unless either:

(1) the Company or such Domestic Subsidiary could create Debt secured by a Mortgage pursuant to Section 4.03 hereof on the Principal Manufacturing Property to be leased back in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Notes; or

(2) the Company, within 180 days after the sale or transfer shall have been made by the Company or by any such Subsidiary, applies an amount equal to the greater of (i) the net proceeds of the sale of the Principal Manufacturing Property sold and leased back pursuant to such arrangement or (ii) the fair market value of the Principal Manufacturing Property so sold and leased back at the time of entering into such arrangement (as determined by any two of the following: the Chairman, President, any Vice President, Treasurer and Controller of the Company) to the retirement of Funded Debt of the Company or any Domestic Subsidiary; provided that the amount to be applied to the retirement of Funded Debt of the Company or any Domestic Subsidiary shall be reduced by (i) the principal amount of any Notes delivered within 180 days after such sale to the Trustee for retirement and cancellation, and (ii) the principal amount of Funded Debt, other than Notes, voluntarily retired by the Company within 180 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause may be effected by payment at maturity or pursuant to any mandatory prepayment provision.

(b) Notwithstanding the provisions of Section 4.04(a) above, the Company or any Domestic Subsidiary may enter into a Sale and Leaseback Transaction in addition to that permitted by Section 4.04(a) above and without any obligation to retire any Notes or other indebtedness referred to in Section 4.04(a) above; provided that at the time of entering into such Sale and Leaseback Transaction and after giving effect thereto, Exempted Debt does not exceed 20% of Consolidated Net Tangible Assets of the Company and its Subsidiaries, taken as a whole.

Section 4.05. Offer to Purchase Upon Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes as described in Section 3.03 hereof, the Company shall be required to offer to purchase from each Holder of the Notes all or a portion (equal to €100,000 and any integral multiples of €1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of the Holders of the Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send, by first class mail (or to the extent permitted or required by the Applicable Procedures, send electronically), a notice to each Holder of the Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent electronically, as applicable, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or sent electronically, as applicable, prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes (or portions of Notes) properly tendered and not properly withdrawn pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate payment in respect of all Notes (or portions of Notes) properly tendered and not properly withdrawn pursuant to the Change of Control Offer; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted for purchase, together with an Officer’s Certificate stating the aggregate principal amount of Notes (or portions of Notes) being purchased.

(c) The Paying Agent shall promptly remit to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note shall be in a principal amount equal to €100,000 or an integral multiple of €1,000 in excess thereof.

(d) The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(e) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of such conflict

The Trustee shall have no duty or responsibility to monitor or determine whether a Change of Control Triggering Event occurs.

ARTICLE 5

DEFAULTS AND REMEDIES

Section 5.01. Events of Default.

The Notes shall not have the benefit of the Events of Default set forth in the Base Indenture. The following Section 5.01 replaces 6.01 of the Base Indenture in its entirety with respect to the Notes.

An “Event of Default” occurs with respect to the Notes if:

(a) the Company defaults in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(b) the Company defaults in the payment when due of the principal of, or premium, if any, on, any Note;

(c) the Company defaults in the performance of or breaches any covenant or warranty of the Company in the Indenture, which default or breach continues uncured for a period of 90 days after (1) the Company receives written notice from the Trustee or (2) the Company and the Trustee receive written notice from the Holders of not less than 25% in aggregate principal amount of the outstanding Notes;

(d) the Company:

(1) commences a voluntary case under applicable bankruptcy, insolvency or other similar law;

(2) consents to the entry of an order for relief against it in an involuntary bankruptcy case;

(3) applies for or consents to the appointment of any custodian, receiver, trustee, sequestrator, conservator, liquidator, rehabilitator or similar officer of it or for all or substantially all of its property and assets;

(4) makes a general assignment for the benefit of its creditors; or

(5) generally is unable to pay its debts as they become due;

(e) an involuntary case or other proceeding is commenced against the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Company under the federal bankruptcy laws as now or hereafter in effect; or

(f) the Company or a Domestic Subsidiary defaults on any Debt in excess of $100,000,000 principal amount (or the equivalent at the time of default in a foreign currency in which such debt is denominated) that results in the acceleration of such Debt prior to its maturity date, if such Debt is not discharged, or such acceleration is not annulled, by the end of a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes then outstanding.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Trust Indenture Act Controls.

If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties will control.

Section 6.02. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company agrees that any legal action or proceeding with respect to or arising out of this Second Supplemental Indenture may be brought in or removed to the courts of the State of New York or of the United States of America, in each case located in the Borough of Manhattan, The City of New York. By execution and delivery of this Second Supplemental Indenture, the Company accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The Company irrevocably consents to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of any party to bring legal action or proceedings in any other competent jurisdiction. The Company hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Second Supplemental Indenture brought before the foregoing courts on the basis of forum non-conveniens.

Section 6.03. Successors.

All agreements of the Company in this Second Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Second Supplemental Indenture will bind its successors.

Section 6.04. Severability.

In case any provision in this Second Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 6.05. Counterpart Originals.

The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same Second. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 6.06. Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 6.07. Validity or Sufficiency of Second Supplemental Indenture.

The Trustee is not responsible for and makes no representation as to the validity or adequacy of this Second Supplemental Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to the Indenture. Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by any Notes.

Section 6.08. Waiver of Jury Trial.

EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER OF A NOTE, BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.09. Ratification of Indenture; Second Supplemental Indenture Part of Indenture.

Except as expressly supplemented and amended hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, including, without limitation, the legal and covenant defeasance provisions set forth in Sections 8.01, 8.02, 8.03 and 8.04 thereof, which shall apply in respect of the Notes. This Second Supplemental Indenture shall form a part of the Base Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 6.10. Rights of Trustee.

For the avoidance of doubt, all of the Trustee’s rights, protections and immunities set forth in the Base Indenture shall inure to the benefit of the Trustee acting hereunder.

[Signatures on following pages]

Dated: May 23, 2024

THE TIMKEN COMPANY

By:	/s/ Philip D. Fracassa
Name:	Philip D. Fracassa
Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

Dated: May 23, 2024

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Christina Bruno
Name:	Christina Bruno
Title:	Assistant Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

(Form of Face of Note)

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SECOND SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.02 OF THE SECOND SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.02(a) OF THE SECOND SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (WHICH SHALL INITIALLY BE ELAVON FINANCIAL SERVICES DAC) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE DEPOSITARY, ITS NOMINEE OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO THE DEPOSITARY OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE DEPOSITARY OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, HAS AN INTEREST HEREIN.]

Registered CUSIP: 887389 AP9

Registered ISIN: XS2824606532

Common Code No.: 282460653

4.125% Senior Notes due 2034

Registered No. [ ]	€[ ]

THE TIMKEN COMPANY

promises to pay to USB NOMINEES (UK) LIMITED, or its registered assigns, the principal sum of [  ] euros on May 23, 2034.

Interest Payment Date: Annually on May 23 of each year, commencing on May 23, 2025.

Regular Record Date: means, with respect to each Interest Payment Date, the close of business on the Business Day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant Interest Payment Date.

THE TIMKEN COMPANY

By:
Name:
Title:

Date:

[Signature Page to Global Note]

CERTIFICATE OF AUTHENTICATION

This is one of the Global Notes referred to in the within-mentioned Second Supplemental Indenture:
Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Authentication Page to Global Note]

(Form of Reverse of Note)

4.125% Senior Notes due 2034

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. The Timken Company, an Ohio corporation (the “Company”), promises to pay interest on the principal amount of this Note at 4.125% per annum from the date hereof until the maturity date. The Company will pay interest annually on May 23 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (the “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Regular Record Date and the next succeeding Interest Payment Date, interest will accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date will be May 23, 2025. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Note (or May 23, 2024, if no interest has been paid on the Note), to, but excluding, the next scheduled Interest Payment Date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association. If any Interest Payment Date falls on a day that is not a Business Day, the interest payment will be made on the next succeeding day that is a Business Day, but no additional interest will accrue as a result of the delay in payment. If the maturity date or any Redemption Date of the Notes falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day. The rights of holders of beneficial interests of notes to receive the payments of interest on such Notes are subject to the applicable procedures of Clearstream Banking S.A. (“Clearstream”), and Euroclear Bank, SA/NV (“Euroclear”).

2. METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of the Notes at the close of business on the close of business on the Business Day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant Interest Payment Date (each, a “Regular Record Date”), even if such Notes are canceled after such Regular Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Paying Agent and Registrar or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Definitive Notes at their respective addresses set forth in the register of Holders of the Notes; provided, that all payments of principal, premium, if any, and interest with respect to Notes deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear shall be made through the facilities of the common depositary. All payments of interest, principal and premium, if any, will be made in euros. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond its control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Note will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal (or such other source as determined by the Company) on or prior to the second Business Day prior to the relevant payment date. Any payments in respect of the Notes so made in U.S. dollars will not constitute an event of default under the terms of this Note or the Indenture.

3. PAYING AGENT AND REGISTRAR. Initially, Elavon Financial Services DAC, UK Branch, will act as Paying Agent and U.S. Bank Trust Company, National Association will act as Registrar. The Company reserves the rights at any time to remove any Paying Agent or Note Registrar without notice, to appoint additional or other Paying

Agents and other Note Registrars without notice and to approve any change in the office through which any Paying Agent or Note Registrar acts; provided, however, that there will at all times be a Paying Agent in London, United Kingdom.

4. INDENTURE. This Note is one of a duly authenticated Series of notes or other debt instruments of the Company issued and to be issued in one or more Series under the Indenture, dated as of March 28, 2022 (the “Base Indenture”), by and between the Company and the Trustee, as supplemented and amended by the Second Supplemental Indenture, dated as of May 23, 2024 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb) (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Base Indenture, the provisions of this Note will govern and be controlling, and to the extent any provision of this Note conflicts with the express provisions of the Second Supplemental Indenture, the provisions of the Second Supplemental Indenture will govern and be controlling. The Company will be entitled to issue Additional Notes pursuant to Section 2.03 of the Second Supplemental Indenture.

5. OPTIONAL REDEMPTION. Prior to February 23, 2034 (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption (the “Redemption Date”) on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate described below plus 30 basis points, plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to the date of redemption. The Company will calculate the redemption price.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding the Redemption Date.

“Comparable Government Bond Rate” means, with respect to any Redemption Date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond (as defined below), assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such Redemption Date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Government Bond Dealers selected by the Company.

“Comparable Government Bond Price” means, with respect to any Redemption Date, (1) the arithmetic average of the Reference Government Bond Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Reference Government Bond Dealer” means each of (i) Goldman Sachs & Co. LLC and J.P. Morgan Securities plc, or any of their affiliates that are primary European government securities dealers, and their respective successors; provided that if any of the foregoing or any of their affiliates shall cease to be a primary European government securities dealer (“Primary Dealer”), the Company shall substitute therefor another Primary Dealer and (ii) two other Primary Dealers selected by the Company.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Government Bond Dealer at 11:00 a.m., Brussels time, on the third Business Day preceding such Redemption Date.

6. MANDATORY REDEMPTION. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7. PAYMENT OF ADDITIONAL AMOUNTS. Subject to the exceptions and limitations set forth below, the Company will pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company or a Paying Agent of the principal, premium and interest with respect to the Notes to a holder that is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

(1) to any tax, assessment or other governmental charge that would not have been imposed but for the Holder (or the beneficial owner for whose benefit such Holder holds such note), a fiduciary, settlor, beneficiary, member or shareholder of the Holder, or a person holding a power over an estate or trust administered by a fiduciary Holder, being treated as:

(a) being or having been present in, or engaged in a trade or business in, the United States, being treated as having been present in, or engaged in a trade or business in, the United States, or having or having had a permanent establishment or fixed base in the United States;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment in respect of the Notes or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder,” as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of the Company; or

(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

(2) to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(5) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(6) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of the Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(7) to any tax, assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Foreign Account Tax Compliance Act, or “FATCA,” or any amended or successor version thereof, any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(8) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(9) to any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;

(10) to any tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions); or

(11) in the case of any combination of clauses (1) through (10) of this sentence.

Except as specifically provided herein, the Company will not be required to pay additional amounts in respect of any tax, assessment or other governmental charge.

As used herein, the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States) or the official position regarding the application or interpretation thereof that is announced or becomes effective on or after the date hereof, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described herein in Section 3.06 with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the notes on not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the Notes to be redeemed to the Redemption Date.

7. REPURCHASE AT OPTION OF HOLDER. Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes as described in paragraph 5 hereof, the Company shall be required to offer to purchase from each Holder of the Notes all or a portion (equal to €100,000 and any integral multiples of €1,000 in excess thereof) of such Holder’s Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of the Holders of the Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

8. NOTICE OF REDEMPTION. The Company will send electronically or by first class mail (or otherwise in accordance with the Depositary’s procedures) notice of any redemption at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed setting forth the information to be stated in such notice as provided in Section 3.03 of the Base Indenture (with written notice to the Trustee no less than 15 days (or such shorter period as agreed by the Trustee) prior to the sending of such redemption notice in the event the Trustee is engaged by the Company to send such notice or cause such notice to be sent in the Company’s name and at the Company’s expense). Any notice may, in the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing or other corporate transaction, provided that if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be postponed until up to 60 days following the notice of redemption, and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied by the date of redemption (including as it may be postponed). Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee on a pro rata basis, by lot or by such method as the Trustee deems to be fair and appropriate; provided that if the Notes are represented by one or more Global Securities, beneficial interests therein will be selected for redemption by Clearstream and Euroclear in accordance with their respective applicable procedures therefor; and provided, further, that no Notes of a principal amount of €100,000 or less will be redeemed in part. On or before a Redemption Date, the Company will deposit with a Paying Agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of €100,000 and any integral multiple of €1,000 in excess thereof. The Notes may be transferred or exchanged as provided in the Second Supplemental Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Second Supplemental Indenture. The Company need not exchange or transfer any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Regular Record Date and the corresponding Interest Payment Date.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Base Indenture may be amended as provided therein. Subject to certain exceptions, amendments or modifications to the Second Supplemental Indenture or the Notes may be made with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes affected by the amendment or modification, and compliance by the Company with any provision of the Indenture with respect to the Notes may be waived by written notice to the Trustee by the Holders of a majority of the aggregate principal amount of the outstanding Notes affected by the waiver. Without the consent of any Holder of the Notes, the Second Supplemental Indenture or the Notes may be amended or modified in order to, among other things: cure any ambiguity, defect or inconsistency; secure the Notes, add events of default, covenants or guarantees with respect to the Notes or make any other change that would provide any additional rights or benefits to the Holders of the Notes; obtain or maintain the qualification of the Indenture under the TIA; or make any other change that does not adversely affect the interests of any Holder of the Notes. Subject to certain exceptions, the Holders of at least a majority in principal amount of the outstanding Notes may, on behalf of the Holders of all Notes, waive the Company’s compliance with provisions of the Indenture and waive any past Default under the Indenture with respect to the Notes and its consequences.

12. DEFAULTS AND REMEDIES. An “Event of Default” occurs with respect to the Notes if:

(a) the Company defaults in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(b) the Company defaults in the payment when due of the principal of, or premium, if any, on, any Note;

(c) the Company defaults in the performance of or breaches any covenant or warranty of the Company in the Indenture, which default or breach continues uncured for a period of 90 days after (1) the Company receives written notice from the Trustee or (2) the Company and the Trustee receive written notice from the Holders of not less than 25% in aggregate principal amount of the outstanding Notes;

(d) the Company:

(1) commences a voluntary case under applicable bankruptcy, insolvency or other similar law;

(2) consents to the entry of an order for relief against it in an involuntary bankruptcy case;

(3) applies for or consents to the appointment of any custodian, receiver, trustee, sequestrator, conservator, liquidator, rehabilitator or similar officer of it or for all or substantially all of its property and assets;

(4) makes a general assignment for the benefit of its creditors; or

(5) generally is unable to pay its debts as they become due;

(e) an involuntary case or other proceeding is commenced against the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Company under the federal bankruptcy laws as now or hereafter in effect; or

(f) the Company or a Domestic Subsidiary defaults on any Debt in excess of $100,000,000 principal amount (or the equivalent at the time of default in a foreign currency in which such debt is denominated) that results in the acceleration of such Debt prior to its Stated Maturity, if such Debt is not discharged, or such acceleration is not annulled, by the end of a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes then outstanding.

If any Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Notes may, by notice in writing to the Company (and to the Trustee if given by the Holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all of the Notes. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of Notes. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it, in good faith, determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or in respect of a covenant or a provision that cannot be modified or amended without the consent of all Holders of the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

13. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not the Trustee.

14. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder of the Company, as such, will not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15. AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Second Supplemental Indenture. Requests may be made to:

The Timken Company

4500 Mount Pleasant Street NW

North Canton, Ohio 44720 5450

Tel No.: (234) 262-3000

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.05 of the Second Supplemental Indenture, check the box below:

Section 4.05 ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.05 of the Second Supplemental Indenture, state the amount you elect to have purchased:

€

Date:

Your Signature:
(sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.